1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:

MGPI FIRST QUARTER EARNINGS TO BE LOWER THAN EXPECTED;
GUIDANCE FOR YEAR UNCHANGED

         ATCHISON, Kan., October 6, 2004— Citing lowered expectations related primarily to a slowdown in the low-carbohydrate product market, MGP Ingredients, Inc. (Nasdaq: MGPI) today announced that it expects to post a breakeven or slightly above breakeven earnings performance for the first quarter of fiscal 2005. Despite this variance, the company’s earnings guidance of $1.03 to $1.08 per share for all of fiscal 2005 has not been revised. The earnings per share figures are calculated based on additional shares resulting from the two-for-one stock split that took effect following the close of business on June 30.

         “Orders for our low-carb products were lower for the quarter than we anticipated and down from the level we experienced toward the end of fiscal 2004,” said Ladd Seaberg, president and chief executive officer. “Meanwhile, our recent investments in R&D, sales efforts and production capabilities designed to support larger low-carb demand will adversely impact our operating margins, and therefore our fiscal 2005 first quarter earnings, which we now expect to be substantially lower than earnings in last year’s first quarter.”

         In the fiscal 2004 first quarter, the company posted net income of $2,470,000, or 16 cents per share, driven by a significant increase in specialty ingredients sales and proceeds from business interruption insurance related to the company’s distillery explosion in Atchison, Kansas on September 13, 2002.

         Actual results for the current year’s first quarter, which ended on September 30, are expected to be announced by the company on November 9.

         Seaberg acknowledged that without an upturn in the low-carbohydrate area, the company’s ability to meet its previous guidance for fiscal 2005 would be adversely affected. However, the company has elected not to revise guidance while management continues to evaluate customer demand for these products as well as other favorable factors that could impact earnings. “The low-carb market is currently exhibiting a high degree of volatility, and we are managing through this transitional period by ratcheting down production within that group until order activity improves,” Seaberg said. “This internal slowdown has been made easier due to variability in our operating structure that will enable us to reduce some costs proportional to the easing demand we are seeing in the marketplace.”

         Despite the first quarter downturn, Seaberg cited a number of positive factors that contribute to management’s optimism for MGPI’s prospects for the year and beyond. These include

*	Strong sales of distillery products. Demand for the company’s food grade and fuel grade alcohol for beverage and industrial applications is expected to remain strong into fiscal 2005. Also, new state-of-the-art distillery equipment installed subsequent to the distillery explosion has resulted in improved alcohol production efficiencies at the company’s Atchison plant.

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ADD 1—MGPI FIRST QUARTER

*	Favorable raw material prices. Prices of corn and milo, MGPI’s principal raw material for the alcohol production process, have declined due to positive crop conditions and weather during the growing season. The Company expects this trend to continue throughout 2005.

*	Risk management initiatives. Energy comprises a major cost of operations for MGPI. The company’s active management of these costs have resulted in a stable outlook for natural gas and other utility costs in fiscal 2005.

*	Healthy lifestyle trend. Many of the company’s products possess highly desirable characteristics for its food customers, making them a compelling choice for customers seeking higher protein and higher fiber formulations to address the trend toward healthier eating. These include ingredients for foods that meet the dietary requirements of persons afflicted with diabetes. Additionally, the company continues to develop new opportunities in the low-carb area that could unfold during the balance of the fiscal year.

*	Pet industry growth. MGPI is at the forefront of the expanding pet chew market with the application of its patented protein and starch resins. The company’s product and customer base continues to grow in this area. Also, as announced this past spring, the company is in the process of expanding its capabilities to serve this area with the addition of equipment to produce and package finished retail products for customers.

         “Our specialty ingredients business remains our focus,” Seaberg added. “In addition to addressing the demand for a higher nutritional profile in food products, we are leveraging our product knowledge and customer base to increase our presence with our mainline specialty proteins and starches. The capital we have deployed recently will enhance our ability to service our customer base and their wide-ranging needs in a way that few competitors can match. We fully intend to grow into our larger footprint and generate appropriate returns on capital.”

         MGPI will hold an investor conference call on Thursday, October 7, at 3 p.m. central time to further discuss the company’s perspective on current marketplace conditions. Participating in the conference call will be Ladd Seaberg, President and Chief Executive Officer; Steve Pickman, Vice President of Corporate Communications; Brian Cahill, Vice President of Finance and Chief Financial Officer; and Mike Trautschold, Executive Vice President of Marketing and Sales.

         Stockholders and other interested persons may listen to the conference call via telephone by dialing 800-322-0079 before 2:55 p.m. central time on October 7, or access it on the Internet at www.mgpingredients.com.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

In business since 1941, MGP Ingredients is a pioneer in the development and production of natural grain-based products, including specialty and commodity wheat proteins and starches, and food grade and fuel grade alcohol. The company operates facilities in Atchison and Kansas City, Kan., and Pekin, Ill.

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